EXHIBIT 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of October 15, 2008, between Developers Diversified Realty Corporation, an Ohio corporation (“DDR” or the “Company”), and Scott A. Wolstein (“Wolstein”).
Wolstein has been and is now serving DDR as its Chairman and Chief Executive Officer. Wolstein and DDR have heretofore been party to an employment agreement. DDR and Wolstein desire to enter into this Agreement to reflect the terms pursuant to which Wolstein will continue to serve DDR. (Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 24 of this Agreement.)
DDR and Wolstein agree, effective as of the date first set forth above (the “Effective Date”), as follows:
1. Employment, Term. DDR engages and employs Wolstein to render such services in the administration and operation of its affairs as are customarily performed by Chief Executive Officers of companies similar in size to, and in a similar business as, the Company, together with such other duties as, from time to time, may be specified by its Board of Directors (the “Board”) in a manner consistent with his status as Chief Executive Officer, all in accordance with the terms and conditions of this Agreement, for an initial term extending from the Effective Date through December 31, 2009. Effective December 31, 2008 and on each succeeding December 31 thereafter occurring during the term of Wolstein’s employment under this Agreement, the term of that employment will be automatically extended for one additional calendar year unless (a) either party has given written notice to the other at least 30 days in advance of the date on which the term would otherwise be automatically extended that the term should not be so extended, or (b) Wolstein’s employment under this Agreement has been earlier terminated in accordance with the provisions of one of Sections 7.2 through 7.6 of this Agreement. Thus, for example, if, as of December 31, 2010, Wolstein’s employment has not been terminated under any of Sections 7.2 through 7.6 of this Agreement and neither party had given notice to the other, by not later than December 1, 2010, of its intention that the term not be renewed, the term of Wolstein’s employment under this Agreement would be automatically extended, as of December 31, 2010, for one additional year to December 31, 2012. The term of Wolstein’s employment under this Agreement is sometimes referred to below as the “Contract Period.”
2. Full-Time Services. Throughout the Contract Period, Wolstein will devote substantially all of his business time and efforts to the service of DDR, except for (a) usual vacation periods and reasonable periods of illness, (b) reasonable periods of time devoted to his personal financial affairs, and (c) services as a director or trustee of other corporations or organizations, either for profit or not for profit, that are not in competition with DDR.
3. Executive Officer and Board Member. Unless and until Wolstein and DDR mutually agree otherwise, throughout the Contract Period, Wolstein will hold the office of Chief Executive Officer of DDR and DDR will use its best efforts to cause Wolstein to be elected to the Board at each annual meeting of the shareholders of DDR. Unless and until Wolstein and DDR mutually agree otherwise, so long as Wolstein remains as Chief Executive Officer of DDR: (a) he will not be required to report to any single individual but will report only to the Board as an entire body; (b) no other individual will be elected or appointed as Chief Executive Officer of DDR; (c) the President of DDR will report to no individual other than Wolstein; and (d) no individual or group of individuals (including any committee established or other designee appointed by the Board) will have any authority over or equal to the authority of Wolstein in his role as Chief Executive Officer, and none of DDR, the Board, or any member of the Board will take any action that will or could have the effect, or appear to have the effect, of giving such authority to any other individual or group.
4. Compensation.  For all services to be rendered by Wolstein to DDR under this Agreement during the Contract Period, including services as an officer, director, Chairman of the Board, or member of any committee of the Board, or any other services specified by the Board, DDR will pay and provide to Wolstein the compensation and benefits specified in this Section 4.
4.1 Base Salary. From and after the Effective Date, DDR will pay Wolstein base salary (the “Base Salary”), in equal monthly or more frequent installments, at the rate of not less than Eight Hundred Thousand Dollars ($800,000) per year, subject to such increases as the Board may approve.
4.2 Annual Bonus. In addition to an annual base salary, if Wolstein achieves the factors and criteria for annual bonus compensation hereinafter described for any calendar year of the Company, then the Company shall pay annual bonus compensation to Wolstein for such calendar year (an “Annual Bonus”), not later than 75 days following the end of each calendar year, determined and calculated in accordance with the percentages set forth on Exhibit A attached hereto. 50% of the total dollar amount of each Annual Bonus shall be paid in cash and the remaining 50% of the total dollar amount of each Annual Bonus shall be paid in the form of equity awards, including, without limitation, restricted shares and/or options to purchase common shares of the Company, upon terms and conditions as determined by the Company. For purposes of determining the number of any restricted shares and/or the number of any options to purchase common shares of the Company that are awarded in payment of the amount of each Annual Bonus that is to be paid in the form of equity awards, the value of those restricted shares and/or options shall be determined based on the fair market value of the common shares of the Company on the date of grant and using the same methodology and the same valuation assumptions as are utilized by the Company for determining the value of those restricted shares and/or options for financial statement reporting purposes. The Company’s award of Annual Bonus compensation to Wolstein shall be determined by the factors and criteria, including the financial performance of the Company and the performance by Wolstein of his duties hereunder, that may be established from time to time for the calculation of Annual Bonus awards by the Executive Compensation Committee (the “Committee”) of the Board after consultation with Wolstein. The performance metrics and specific targets applicable to the Company’s award of Annual Bonus compensation to Wolstein for the calendar year ended December 31, 2008 have been communicated in writing to Wolstein by the Company as of the date of this Agreement. For each of the Company’s calendar years in the Contract Period subsequent to 2008, the Company will provide Wolstein with written notice of the performance metrics to be used and the specific targets applicable to the Company’s award of Annual Bonus compensation to Wolstein for such calendar year not later than March 15 of such year in a format substantially similar to that provided by the Company to Wolstein as described in the immediately preceding sentence of this Section 4.2.
4.3 Supplemental Equity Awards. Wolstein shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company, including, without limitation, outperformance award plans and supplemental equity award plans. Wolstein’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing documents of the particular plan.

5. Benefits.
5.1 Retirement and Other Benefit Plans Generally. Throughout the Contract Period, Wolstein will be entitled to participate in all retirement and other benefit plans maintained by DDR that are generally available to its employees and with respect to which he is eligible pursuant to the terms of the underlying plan or plans, including, without limitation, the DDR 401(k) plan for its employees and any DDR deferred compensation program.
5.2 Insurance, Generally. Throughout the Contract Period, DDR will provide to Wolstein and his family life, medical, hospitalization, vision, and dental insurance with coverage and benefits and at a cost to Wolstein that is at least as favorable as that provided to Wolstein and his family immediately before the Effective Date and at least as favorable as that provided to any other executive officer of DDR from time to time during the Contract Period.
5.3 Insurance, Disability. Except as otherwise provided in the last sentence of this Section 5.3, DDR will maintain disability insurance in effect with respect to Wolstein during the Contract Period sufficient to pay to Wolstein a monthly benefit in the event of disability of at least $46,500 per month through age 65 (or, as to so much of that monthly amount as has previously been provided through a policy that will pay a monthly benefit only for a shorter term, through the end of that shorter term). If DDR determines not to continue any particular disability insurance policy for Wolstein described in this Section 5.3, DDR’s obligation to continue to maintain such disability insurance policy will terminate, and DDR will self-insure the disability benefit that would have been provided to Wolstein had such disability insurance policy remained in effect through the date, if any, on which Wolstein would otherwise have qualified for benefits under such disability insurance policy, and DDR will pay the same disability benefit to Wolstein that would have otherwise been provided under such disability insurance policy.
5.4 Vacation and Sick Leave. Wolstein will be entitled to such periods of vacation and sick leave as is consistent with historical practices as established before the Effective Date and as may be determined by him in his reasonable and good faith discretion (but in any event not less than four weeks per year or such longer period as may be provided under the DDR vacation and sick leave policy for executive officers).
5.5 Personal Use of Airplane. For purposes of security and efficiency, DDR will provide to Wolstein the right to use a “Company Plane” for personal purposes on an “as needed, as available” basis (giving first priority to the business needs of DDR with respect to the use of any particular airplane at any particular time), which personal use will be measured in terms of “Flight Hours” per calendar year during the Contract Period. For these purposes, “Company Plane” means any airplane that is leased by DDR in whole or in part or in which DDR owns a whole or fractional interest, and “Flight Hour” means one hour of use of a Company Plane in flight operations, as recorded on the airplane hour meter and measured in one-tenth of an hour increments. For each Flight Hour that is used by Wolstein for personal use per calendar year during the Contract Period, Wolstein will make a reconciling payment to DDR based on Standard Industry Fare Level (SIFL) rules then in effect in accordance with the Internal Revenue Code and Treasury Regulations (such reconciling payment, the “SIFL Payment”). After the end of each calendar year during the Contract Period, DDR will determine the full cost of all of Wolstein’s personal use of Company Planes during that calendar year (such full cost, calculated in accordance with DDR’s standard practices, including a standard hourly rate, surcharges, fuel charges, and a proportionate part of any aircraft management fee, the “Full Cost”) and will deduct the SIFL Payment from the Full Cost to determine the “Perquisite Cost” of the Flight Hours used by Wolstein for personal purposes during the calendar year. If the Perquisite Cost calculated for any calendar year during the Contract Period exceeds $300,000, Wolstein shall make an additional reconciling payment to DDR equal to the amount by which the Perquisite Cost exceeds $300,000. Any reconciling payment provided for in this Section 5.5 will be made by not later than March 15th of the year immediately following the calendar year to which the reconciling payment relates, and will be made by Wolstein only to the extent permitted under then-existing Federal Aviation Administration rules and regulations. Neither the amount of any reconciling payment nor the value of Wolstein’s personal use of any Company Plane will be treated as an increase or decrease (as the case may be) in Base Salary or otherwise taken into account in determining the amount of any Annual Bonus, long-term incentive compensation or benefits payable or provided to Wolstein under this Agreement.
6. Expense Reimbursement. DDR will reimburse Wolstein or provide him with an expense allowance during the Contract Period for travel, entertainment, and other expenses reasonably and necessarily incurred by him in connection with DDR’s business. Wolstein will provide such documentation with respect to expenses to be reimbursed as DDR may reasonably request.
7. Termination.
7.1 Upon Expiration following Notice of Non-Renewal. If either party gives timely written notice to the other of his or its intention to discontinue the otherwise automatic renewal of the term of Wolstein’s employment hereunder (a “Non-Renewal Notice”) as contemplated by clause (a) of Section 1 above, that term will terminate at the close of business on December 31, 2009 (if the term has never been automatically renewed) or on such later December 31 through which the term has previously been automatically renewed as contemplated by Section 1 above.
7.2 Death or Disability. Wolstein’s employment under this Agreement will terminate immediately upon his death. DDR may terminate Wolstein’s employment under this Agreement immediately upon giving notice of termination if Wolstein is Totally Disabled (as that term is defined in Section 11.1 below) for an aggregate of 120 days in any consecutive 12 calendar months or for 90 consecutive days.
7.3 For Cause by DDR.
(a) Before or More than Three Years After a Change in Control. DDR may terminate Wolstein’s employment under this Agreement for “Cause” at any time that is either (x) before the occurrence of a Change in Control or (y) more than three years after the occurrence of the most recent Change in Control, upon the occurrence of any of the following circumstances:
(i) (A) Wolstein commits a fraud or a felony or an act that is not or a series of acts that are not taken in good faith and (B) the commission of such fraud, felony or act or series of acts results in material injury to the business reputation of DDR.
(ii) Wolstein commits an act or series of repeated acts of dishonesty that are materially inimical to the best interests of DDR.

(iii) Other than as a result of disability, Wolstein consistently fails to perform his duties and responsibilities as specified in Sections 1 and 2 above and the failure continues for 15 days after the Board has advised him in writing of that failure.
(iv) Wolstein has materially breached any provision of this Agreement (other than Section 1 or 2 above, as to any breach of which Section 7.3(a)(iii) would apply) and the breach has not been cured in all substantial respects within 30 days after the Board has advised him in writing of the nature of the breach.
(b) Within Three Years After a Change in Control. During any period beginning upon the occurrence of any Change in Control and ending on the third anniversary of that and any later Change in Control, DDR may terminate Wolstein’s employment under this Agreement for “Cause” only if DDR has grounds for a “Termination for Cause” as that term is defined in the Change in Control Agreement.
(c) If DDR notifies Wolstein that it is terminating his employment for Cause under this Section 7.3, whether pursuant to Section 7.3(a) or 7.3(b), Wolstein will have the right to have the justification for the termination determined by arbitration. Wolstein may exercise this right by serving a written request for arbitration on DDR within 30 days after his receipt of notice of the termination for Cause from DDR. Upon receipt of any such request for arbitration from Wolstein, DDR will promptly request the appointment of three arbitrators by the American Arbitration Association and thereafter the question of Cause will be determined as provided in Section 22.1. Both Wolstein and DDR will use all reasonable efforts to facilitate and expedite any such arbitration and will act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration, DDR will continue to pay and provide to Wolstein all compensation and benefits to which he is entitled during the continuation of his employment under this Agreement (without regard to the purported termination of that employment by DDR). If at any time during the pendency of any such arbitration DDR fails to pay and provide all compensation and benefits to Wolstein in a timely manner, DDR will be deemed to have automatically waived whatever rights it then may have had to terminate Wolstein’s employment for Cause and DDR’s notice of termination will be deemed to be automatically rescinded.
7.4 For Good Reason by Wolstein. Wolstein may terminate his employment under this Agreement for “Good Reason” if any of the following circumstances occur:
(a) DDR materially changes Wolstein’s duties and responsibilities from those set forth in Sections 1 and 3 above and the change has not been rescinded to Wolstein’s satisfaction within 15 days after Wolstein has advised DDR in writing of dissatisfaction with the change.
(b) DDR changes Wolstein’s place of employment or its principal executive offices to a location that is more than 50 miles from the geographical center of Cleveland, Ohio.
(c) DDR materially breaches any of its obligations under this Agreement (other than its obligations under Sections 1 and 3 above, as to any breach of which Section 7.4(a) would apply) and the breach is not cured in all material respects within 30 days after Wolstein has advised the Board in writing of the breach.

7.5 Without Cause by DDR. DDR may terminate Wolstein’s employment under this Agreement at any time without Cause pursuant to written notice provided to Wolstein not less than ninety days in advance of such termination upon the affirmative vote of a majority of all of the members of the Board (other than Wolstein). Any termination under this Section 7.5 will be effective at such time as the Board may specify in that written notice.
7.6 Without Good Reason by Wolstein. Wolstein may terminate his employment under this Agreement at any time without Good Reason pursuant to written notice provided to DDR not less than ninety days in advance of such termination. Any termination under this Section 7.6 will be effective at such time as Wolstein may specify in that written notice.
7.7 Impact of Service as Chairman. Notwithstanding any provision to the contrary in any of (a) this Agreement, (b) any annual long-term incentive compensation plan or program of the Company, (c) any annual long-term incentive compensation award agreement between the Company and Wolstein, (d) any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or any supplemental equity award plans (including the 2007 Supplemental Equity Plan) of the Company, if, at any time during the Contract Period, Wolstein resigns his position as Chief Executive Officer while remaining Chairman of the Board, (x) such resignation as Chief Executive Officer shall not, by itself, be deemed to have the impact of a termination of Wolstein’s employment for purposes of any continued vesting or exercise of any and all equity awards previously or thereafter provided to Wolstein by the Company, including any and all equity awards provided under Sections 4.2 and 4.3 of this Agreement, under any outperformance award plan, or under any supplemental equity award plans, and (y) Wolstein’s continued service as Chairman of the Board (through the date on which Wolstein ceases to hold the position of Chairman of the Board) will be deemed for purposes of the agreements, plans and programs described in this Section 7.7, to constitute continued service by Wolstein as an employee of the Company though such date on which Wolstein ceases to hold the position of Chairman of the Board.
8. Payments upon Termination.
8.1 Upon Termination For Cause or Without Good Reason. If Wolstein’s employment under this Agreement is terminated by DDR for Cause or by Wolstein without Good Reason (which, for all purposes of this Agreement, will include termination of Wolstein’s employment upon expiration of the term as contemplated by Section 7.1 if the Non-Renewal Notice was given by Wolstein), DDR will pay and provide to Wolstein his Base Salary through the Termination Date to the extent not already paid and continuing life, disability, medical, hospitalization, vision, and dental insurance at the levels specified in Section 5.2 through the Termination Date, and, except as may otherwise be required by law, DDR will not pay or provide to Wolstein any further compensation or other benefits under this Agreement. DDR will pay any Base Salary referred to in this Section 8.1 to Wolstein within 30 days of the Termination Date.
8.2 Upon Termination Without Cause or For Good Reason. If Wolstein’s employment under this Agreement is terminated by DDR without Cause (which, for all purposes of this Agreement, will include termination of Wolstein’s employment upon expiration of the term as contemplated by Section 7.1 if the Non-Renewal Notice was given by DDR) or by Wolstein for Good Reason, DDR will pay and provide to Wolstein the amounts and benefits specified in this Section 8.2, except that DDR will not be obligated to pay the lump sum amounts specified in either of Sections 8.2(c) or 8.2(d) unless either (x) DDR is deemed to have waived the obligation to provide a Release as provided in Section 10.2 or (y) Wolstein has timely executed a Release as contemplated by Section 10.3. The amounts and benefits specified in this Section 8.2 are as follows:
(a) Wolstein’s Base Salary through the Termination Date, to the extent not already paid. DDR will pay this amount to Wolstein within 30 days of the Termination Date.
(b) The amount of the Annual Bonus with respect to the immediately preceding calendar year, to the extent not already paid. DDR will pay this amount to Wolstein on the same date and in the same amount that the Annual Bonus for that year would have been paid if Wolstein’s employment had not been terminated, but in any event not later than March 15 of the current year.
(c) If the Termination Date is on or prior to December 31, 2008, a lump sum amount equal to $5 million. Except as otherwise provided in Section 16.2, DDR will pay this amount to Wolstein during the Seventh Month after the Termination Date.
(d) If the Termination Date is after December 31, 2008, a lump sum amount equal to the greater of (i) $5 million or (ii) the sum of (A) Wolstein’s Base Salary for the calendar year in which the termination occurs plus (B) the amount of Annual Bonus paid or payable, as the case may be, to Wolstein for the calendar year immediately preceding the calendar year in which such Termination Date occurs. Except as otherwise provided in Section 16.2, DDR will pay this amount to Wolstein during the Seventh Month after the Termination Date.
(e) Continuing life, disability, medical, hospitalization, vision, and dental insurance to Wolstein and his family at the levels specified in Section 5.2 through the first anniversary of the Termination Date. To assure compliance with Section 409A of the Internal Revenue Code, the timing of the provision of these benefits will be subject to Sections 16.1 and 16.3 if and to the extent either of those sections is applicable according to its terms.
(f) Notwithstanding any provision of any annual long-term incentive compensation plan or program of the Company, or any provision in any annual long-term incentive compensation award agreement between the Company and Wolstein, all restricted shares and similar equity awards granted to Wolstein that vest based solely upon Wolstein’s continued employment with the Company or the passage of time, and which awards have not otherwise vested, shall vest immediately upon the Termination Date. To the extent applicable, the Company and Wolstein each intend the provisions of this Section 8.2(f) to operate as an amendment to all relevant provisions of any equity compensation plans or programs of the Company and all relevant equity compensation award agreements between the Company and Wolstein specifically to effect the intent of this Section 8.2(f); provided, however, that, notwithstanding anything to the contrary in the foregoing, this Section 8.2(f) shall not apply to any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or supplemental equity award plans (including the 2007 Supplemental Equity Plan) of the Company, which awards shall vest and be exercisable pursuant to the terms of such plans.
(g) Notwithstanding any provision of any annual long-term incentive compensation plan or program of the Company, or any provision in any annual long-term incentive compensation award agreement between the Company and Wolstein, all stock options and similar equity awards granted to Wolstein by the Company that have not otherwise vested shall be vested immediately upon the Termination Date. To the extent applicable, the Company and Wolstein each intend the provisions of this Section 8.2(g) to operate as an amendment to all relevant provisions of any equity compensation plans or programs of the Company and all relevant equity compensation award agreements between the Company and Wolstein specifically to effect the intent of this Section 8.2(g); provided, however, that, notwithstanding anything to the contrary in the foregoing, this Section 8.2(g) shall not apply to any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or supplemental equity award plans (including the 2007 Supplemental Equity Plan) of the Company, which awards shall vest and be exercisable pursuant to the terms of such plans.
8.3 Upon Termination by Reason of Death. If Wolstein’s employment under this Agreement is terminated by reason of his death, DDR will pay, or cause to be paid, and provide, or cause to be provided, to Wolstein’s personal representative and his family, as appropriate, the amounts and benefits specified in this Section 8.3. The amounts and benefits specified in this Section 8.3 are as follows:
(a) Wolstein’s Base Salary through the Termination Date, to the extent not already paid. DDR will pay this amount to Wolstein’s personal representative within 30 days of the Termination Date.
(b) The amount of the Annual Bonus with respect to the immediately preceding calendar year, to the extent not already paid. DDR will pay this amount to Wolstein’s personal representative on the same date and in the same amount that the Annual Bonus for that year would have been paid if Wolstein’s employment had not been terminated, but in any event not later than March 15 of the current year.
(c) Continuing life, disability, medical, hospitalization, vision, and dental insurance to Wolstein’s family at the levels specified in Section 5.2 through the first anniversary of the Termination Date. To assure compliance with Section 409A, the timing of the provision of these benefits will be subject to Sections 16.1 and 16.3 if and to the extent either of those sections is applicable according to its terms.
8.4 Upon Termination by Reason of Disability. If Wolstein’s employment under this Agreement is terminated by DDR pursuant to Section 7.2 following Wolstein’s disability, DDR will pay and provide to Wolstein and his family, as appropriate, the amounts and benefits specified in this Section 8.4, except that DDR will not be obligated to pay the lump sum amounts specified in either of Sections 8.4(c) or 8.4(d) unless either (x) DDR is deemed to have waived the obligation to provide a Releases as provided in Section 10.2 or (y) Wolstein (or his personal representative) has timely executed a Release as contemplated by Section 10.3. The amounts and benefits specified in this Section 8.4 are as follows:
(a) Wolstein’s Base Salary through the Termination Date, to the extent not already paid. DDR will pay this amount to Wolstein within 30 days of the Termination Date.
(b) The amount of the Annual Bonus with respect to the immediately preceding calendar year, to the extent not already paid. DDR will pay this amount to Wolstein on the same date and in the same amount that the Annual Bonus for that year would have been paid if

Wolstein’s employment had not been terminated, but in any event not later than March 15 of the current year.
(c) A lump sum amount equal to two times Wolstein’s Base Salary in effect on the Termination Date. DDR will pay this amount to Wolstein during the Seventh Month after the Termination Date.
(d) A lump sum amount payable entirely in cash and equal to a pro rata portion of the entire Annual Bonus with respect to the calendar year in which Wolstein’s employment is terminated by DDR pursuant to Section 7.2 following Wolstein’s disability. For purposes of determining this lump sum amount, the entire Annual Bonus with respect to the calendar year in which the Termination Date occurs will be calculated as follows: (i) for any applicable performance metrics with specific quantifiable targets, achievement of such targets will be evaluated based on actual results for the entire calendar year in which the Termination Date occurs; and (ii) for any applicable discretionary or other metrics, Wolstein’s performance will be evaluated based on his individual performance during the portion of such calendar year ending on the Termination Date. The pro rata portion of the entire Annual Bonus (calculated in the manner described in the immediately preceding sentence) will be based on the number of days in the portion of the calendar year ending on the Termination Date as compared to the number of days in the entire calendar year. DDR will pay this lump sum amount to Wolstein on the same date that the Annual Bonus for that year would have been paid if Wolstein’s employment had not been terminated, but in any event not later than March 15 of the calendar year following the calendar year in which Wolstein’s employment is terminated by DDR pursuant to Section 7.2 following Wolstein’s disability.
For the avoidance of doubt, the following example illustrates the application of this Section 8.4(d): assuming that (1) Wolstein’s employment is terminated by DDR pursuant to Section 7.2 on May 1, 2009, (2) Wolstein’s target Annual Bonus opportunity for 2009 (established before Wolstein’s employment was so terminated) was $100,000, of which $80,000 was dependent on performance metrics with specific quantifiable targets and $20,000 was dependent on a discretionary evaluation of Wolstein’s individual performance, (3) actual results for 2009 equaled 110% achievement of the specific quantifiable targets, and (4) Wolstein’s individual performance during the period from January 1, 2009 through May 1, 2009 was evaluated as meeting 100% of expectations, then: (A) the entire Annual Bonus for 2009 for Wolstein would be $108,000 (representing the sum of $88,000 (which is 110% of the $80,000 portion of the target Annual Bonus opportunity dependent on specific quantifiable targets) plus $20,000 (which is 100% of the $20,000 portion of the target Annual Bonus opportunity dependent on the discretionary evaluation of Wolstein’s individual performance)); and (B) the lump sum amount payable pursuant to this Section 8.4(d) would be $35,803 (representing the entire Annual Bonus for 2009 of $108,000 multiplied by a fraction the numerator of which is 121 (which is the number of days during the period from January 1, 2009 through May 1, 2009) and the denominator of which is 365 (which is the number of days in 2009).
(e) Continuing life, disability, medical, hospitalization, vision, and dental insurance to Wolstein and his family at the levels specified in Section 5.2 through the first anniversary of the Termination Date. To assure compliance with Section 409A, the timing of the provision of these benefits will be subject to Sections 16.1 and 16.3 if and to the extent either of those sections is applicable according to its terms.
9. Continuing Office Support Following Termination of Employment. If Wolstein’s employment with DDR is terminated other than by DDR for Cause or by reason of his death, DDR will provide to Wolstein, from the Termination Date through the third anniversary of the Termination Date (or, if earlier, through the first to occur of either of Wolstein’s death or the date, if ever, on which he begins full time employment with another employer), office space at a location (other than the executive offices of DDR) suitable to his status as the former Chief Executive Officer of DDR, a full-time secretary, and other customary office support functions (collectively, the “Continuing Office Support”). To assure compliance with Section 409A, the entire cost of the Continuing Office Support from the Termination Date through the Six Month Date (as defined in Section 16.1) will be for the account of Wolstein and Wolstein will directly pay (or provide funds to DDR to pay) all elements of that cost on a current basis during that period. The costs so paid by Wolstein (whether directly or by providing funds to DDR) will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) through the Six Month Date and DDR will reimburse Wolstein for the accumulated costs, with interest, during Seventh Month after the Termination Date. DDR will provide the Continuing Office Support after the Six Month Date at no cost to Wolstein.
10. Release. This Section 10 will apply only upon termination of Wolstein’s employment (a) by DDR, either without Cause or pursuant to Section 7.2 following Wolstein’s disability, or (b) by Wolstein for Good Reason.
10.1 Presentation of Release by DDR. If this Section 10 applies, DDR may present to Wolstein (or in the case of Wolstein’s death or legal incapacity, to Wolstein’s personal representative), not later than 21 days after the Termination Date, a form of release (a “Release”) of all current and future claims, known or unknown, arising on or before the date on which the Release is to be executed, that Wolstein or his assigns have or may have against DDR or any Subsidiary, and the directors, officers, and affiliates of any of them, in such form as may reasonably be presented by DDR together with a covering message in which DDR advises Wolstein (or his personal representative) that the Release is being presented in accordance with this Section 10.1 and that a failure by Wolstein (or his personal representative) to execute and return the Release as contemplated by Section 10.3 would relieve DDR of the obligation to make payments otherwise due to Wolstein (or to his personal representative) under one or more portions of either of Sections 8.2 or 8.4, as the case may be.
10.2 Effect of Failure by DDR to Present Release. If DDR fails to present a Release and covering message to Wolstein (or his personal representative) as contemplated by Section 10.1 within 21 days of the Termination Date, DDR will be deemed to have waived the requirement that Wolstein (or his personal representative) execute a Release as a condition to receiving payments under any portion of either of Sections 8.2 or 8.4, as the case may be.
10.3 Execution of Release by Wolstein or His Personal Representative. If DDR does present a Release and covering message to Wolstein (or his personal representative) as contemplated by Section 10.1 within 21 days of the Termination Date, Wolstein (or his personal representative) will have until 50 days after the Termination Date (i.e., at least 29 days after presentation of the Release to Wolstein (or his personal representative)) within which to deliver an executed copy of the Release to DDR and thereby satisfy the condition to receiving payments under any portion of either of Sections 8.2 or 8.4, as the case may be, provided that Wolstein (or his personal representative) does not revoke the execution of the Release during any applicable revocation period.
10.4 Effect of Failure to Execute Release or of Revocation of Release. If Wolstein (or his personal representative) fails to deliver an executed copy of the Release to DDR within 50 days after the Termination Date or revokes the execution of the Release during any applicable revocation period, Wolstein (or his personal representative) will be deemed to have waived the right to receive all payments under Sections 8.2 or 8.4, as the case may be, that were conditioned on the Release.
11. Disability Definitions; Physical Examination.
11.1 Definitions. For all purposes of this Agreement:
(a) Wolstein’s “Own Occupation” means the regular occupation in which he is engaged under this Agreement at the time he becomes disabled.
(b) “Total Disability” means that, because of sickness or injury, Wolstein is not able to perform the material and substantial duties of his Own Occupation.
(c) “Totally Disabled” means that Wolstein suffers from Total Disability (and Wolstein will be deemed to continue to be Totally Disabled so long as he is not able to work in his Own Occupation even if he works in some other capacity).
11.2 Physical Examination. If either DDR or Wolstein, at any time or from time to time after receipt of notice of Wolstein’s Total Disability from the other, desires to contend that Wolstein is not Totally Disabled, Wolstein will promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio area and, unless that physician issues his written statement to the effect that, in his opinion, based on his diagnosis, Wolstein is capable of resuming his Own Occupation and devoting his full time and energy to discharging the duties of his Own Occupation, Wolstein will be deemed to be and to continue to be Totally Disabled for all purposes of this Agreement.
12. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. DDR’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that DDR or any Subsidiary may have against Wolstein, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence will not apply (a) if Wolstein’s employment is terminated by DDR for Cause or (b) to the potential set-off with respect to reimbursement of the DDR-Paid Premiums specified in Section 21.1. Wolstein will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement will not be reduced by any compensation or benefits earned by Wolstein as the result of employment by another employer or otherwise after the Termination Date. Neither the provisions of this Agreement nor the making of any payment provided for under this Agreement, nor the termination of DDR’s obligations under this Agreement, will reduce any amounts otherwise payable, or in any way diminish Wolstein’s rights, under any incentive compensation plan, stock option or stock appreciation rights plan, restricted stock plan or agreement, deferred compensation, retirement, or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of DDR or any Subsidiary, all of which will be governed by their respective terms.

13. Payments Are in Lieu of Severance Payments.  If Wolstein becomes entitled to receive payments under this Agreement and/or the Change in Control Agreement as a result of termination of his employment, those payments will be in lieu of any and all other claims or rights that Wolstein may have against DDR for severance, separation, and/or salary continuation pay upon that termination of his employment.
14. Covenants and Confidential Information. Wolstein acknowledges DDR’s reliance on and expectation of Wolstein’s continued commitment to performance of his duties and responsibilities during the Contract Period and he assumes the obligations set out in this Section 14 in light of that reliance and expectation on the part of DDR.
14.1 Confidentiality. Throughout the Contract Period and for a period of two years thereafter, Wolstein will not disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, DDR, any confidential information relating to DDR’s operations, properties, or otherwise to its particular business or other trade secrets of DDR, it being acknowledged by Wolstein that all such information regarding the business of DDR compiled or obtained by, or furnished to, during his employment by or association with DDR is confidential information and DDR’s exclusive property. The restrictions in this Section 14.1 will not apply to any information to the extent that it (a) is clearly obtainable in the public domain, (b) becomes obtainable in the public domain, except by reason of the breach by Wolstein of his obligations under this Section 14.1, (c) was not acquired by Wolstein in connection with his employment or affiliation with DDR, (d) was not acquired by Wolstein from DDR or its representatives, or (e) is required to be disclosed by rule of law or by order of a court or governmental body or agency.
14.2 Nonsolicitation. During the Contract Period and for a period of two years thereafter, Wolstein will not directly or indirectly solicit or induce or attempt to solicit or induce any employee of DDR and/or of any Subsidiary or affiliate to terminate his or her employment with DDR and/or any Subsidiary.
14.3 Remedies. Wolstein acknowledges that the remedy at law for any breach by him of this Section 14 may be inadequate and that the damages following from any such breach may not be readily susceptible to being measured in monetary terms. Accordingly, Wolstein agrees that, upon adequate proof of Wolstein’s violation of any legally enforceable provision of this Section 14, DDR will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 14 will be deemed to limit DDR’s remedies at law or in equity for any breach by Wolstein of any of the provisions of this Section 14 that may be pursued or availed of by DDR.
14.4 Acknowledgement. Wolstein has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon DDR under this Section 14, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to DDR, do not stifle the inherent skill and experience of Wolstein, would not operate as a bar to Wolstein’s sole means of support, are fully required to protect the legitimate interests of DDR ,and do not confer a benefit upon DDR disproportionate to the detriment to Wolstein.
15. Gross-Up of Payments Deemed to be Excess Parachute Payments.

15.1 Acknowledgement; Determination by Accounting Firm. DDR and Wolstein acknowledge that, following a Change in Ownership or Control, one or more payments or distributions to be made by DDR or an affiliated entity to or for the benefit of Wolstein pursuant to the terms of this Agreement or the Change in Control Agreement (including, without limitation, the issuance of common shares of the Company; the granting or vesting of restricted shares; and the granting, vesting, exercise or termination of options) (a “Payment”) may be determined to be an “excess parachute payment” that is not deductible by DDR or its affiliated entity for Federal income tax purposes and with respect to which Wolstein will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code. If a Change in Ownership or Control occurs, either Wolstein or DDR may direct the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, will make all determinations required to be made under this Section 15, to determine whether any Payment will be an excess parachute payment and to communicate its determination, together with detailed supporting calculations, to DDR and to Wolstein within 30 days after its receipt of the direction from Wolstein or DDR, as the case may be. DDR and Wolstein will cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations.
15.2 Gross-Up Payments. If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Wolstein for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), DDR will make additional cash payments (each, a “Gross-Up Payment”) to Wolstein, from time to time in such amounts as are necessary to put Wolstein in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Wolstein would have been in after payment of all federal, state, and local income taxes if the Payments (other than in respect of or regarding any units or awards granted or vested pursuant to any Performance Unit Agreement between Wolstein and the Company, or any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or supplemental equity award plans (including the 2007 Supplemental Equity Plan) of the Company) had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. DDR’s obligation to make Gross-Up Payments under this Section 15 is not contingent on termination of Wolstein’s employment with DDR. DDR will make each Gross-Up Payment to Wolstein within 30 days of the time that the related Payment constituting an excess parachute payment is paid or provided to Wolstein.
15.3 Further Gross-Up Payments as Determined by the IRS. If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Wolstein for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, DDR will make further Goss-Up Payments to Wolstein in cash and in such amounts as are necessary to put Wolstein in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Wolstein would have been in after payment of all federal, state, and local income taxes if the Payments (other than in respect of or regarding any units or awards granted or vested pursuant to any Performance Unit Agreement between Wolstein and the Company, or any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or supplemental equity award plans (including the 2007 Supplemental Equity Plan) of the Company)

had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. DDR will make any additional Gross-Up Payments required by this Section 15.3 not later than the due date of any payment indicated by the Internal Revenue Service with respect to the underlying matters to which the additional Gross-Up relates.
15.4 Contest of IRS Determination by DDR. If DDR desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Wolstein will, upon receipt from DDR of an unconditional written undertaking to indemnify and hold Wolstein harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with DDR in that contest at DDR’s sole expense. Nothing in this Section 15 will require Wolstein to incur any expense other than expenses with respect to which DDR has paid to Wolstein sufficient sums so that after the payment of the expense by Wolstein and taking into account the payment by DDR with respect to that expense and any and all taxes that may be imposed upon Wolstein as a result of his receipt of that payment, the net effect is no cost to Wolstein. Nothing in this Section 15 will require Wolstein to extend the statute of limitations with respect to any item or issue in his tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Wolstein receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Wolstein will promptly pay to DDR such amount as will leave Wolstein, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded excise tax had never been paid. To assure compliance with Section 409A, DDR will make payments to Wolstein with respect to expenses as contemplated in this Section 15.4 subject to and as provided in Sections 16.1 and 16.3.
15.5 Accounting Firm Fees and Expenses. DDR will bear and pay all fees and expenses of the Accounting Firm for services performed pursuant to this Section 15 (“Applicable Fees and Expenses”). To assure compliance with Section 409A, DDR will pay any Applicable Fees and Expenses subject to and as provided in Sections 16.1 and 16.3.
16. Compliance with Section 409A.
16.1 Six Month Delay on Certain Payments, Benefits, and Reimbursements. If Wolstein is a “specified employee” for purposes of Section 409A, as determined under DDR’s policy for determining specified employees on the Termination Date, each payment, benefit, or reimbursement paid or provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, that is to be paid or provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after the Termination Date (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations) will not be paid or provided at the Scheduled Time but will be accumulated (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) through the Six Month Date and paid or provided during the period of 30 consecutive days beginning on the first business day after the Six Month Date (that period of 30 consecutive days, the “Seventh Month after the Termination Date”), except that if Wolstein dies before the Six Month Date, the payments, benefits, or reimbursements will be accumulated only through the date of his death and thereafter paid or provided not later than 30 days after the date of death.

16.2 Earlier Payment if Not a Specified Employee. If Wolstein is not a “specified employee” for purposes of Section 409A, as determined under DDR’s policy for determining specified employees on the Termination Date, any lump sum payment to be made by DDR to Wolstein pursuant to any one or more of Sections 8.2(c), 8.2(d), 8.4(c) and 8.4(d) will be made by DDR to Wolstein during the 30-day period that begins exactly 60 days after the Termination Date rather than during the Seventh Month after the Termination Date.
16.3 Additional Limitations on Reimbursements and In-Kind Benefits. The reimbursement of expenses or in-kind benefits provided under Section 8 or under any other section of this Agreement that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any reimbursement of expenses or in-kind benefits provided under Section 8 or under any other section of this Agreement either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid within 30 days following Wolstein’s written request for reimbursement; provided that Wolstein provides written notice no later than 60 days before the last day of the calendar year following the calendar year in which the expense was incurred so that DDR can make the reimbursement within the time periods required by Section 409A; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for any other benefit.
16.4 Compliance Generally. Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. DDR and Wolstein intend that the payments and benefits provided under this Agreement will either be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement is to be construed, administered, and governed in a manner that effects that intent and DDR will not take any action that is inconsistent with that intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Wolstein.
16.5 Termination of Employment to Constitute a Separation from Service. The parties intend that the phrase “termination of employment” and words and phrases of similar import mean a “separation from service” with DDR within the meaning of Section 409A. Wolstein and DDR will take all steps necessary (including taking into account this Section 16.5 when considering any further agreement regarding provision of services by Wolstein to DDR after the Termination Date) to ensure that (a) any termination of employment under this Agreement constitutes a “separation from service” within the meaning of Section 409A, and (b) the Termination Date is the date on which Wolstein experiences a “separation from service” within the meaning of Section 409A.
16.6 Section 409A Gross-Up. If, notwithstanding the efforts of the parties to comply with Section 409A, Wolstein is subject to any excise tax under Section 409A, DDR will make additional payments (“409A Gross-Up Payments”) to Wolstein so that after taking into account any such additional tax and any related interest and/or penalties and the 409A Gross-Up

Payments (other than in respect of or regarding any units or awards granted or vested pursuant to any Performance Unit Agreement between Wolstein and the Company, or any equity awards granted or issued pursuant to any outperformance award plans (including the Outperformance Long-Term Incentive Plan) or supplemental equity award plans (including the 2007 Supplemental Equity Plan) of the Company), Wolstein will be in the same position as if no excise tax under Section 409A and no related interest or penalties had been imposed upon him pursuant to Section 409A. The Accounting Firm will have the same general duties with respect to the determination of the amount of any Section 409A Gross-Up as it has with respect to the determination of Gross-Up Payments with respect to Section 4999 under Section 15 and the parties will follow procedures in connection with the determination and payment of any Section 409A Gross-Up Payments that are similar to those specified in Section 15 in connection with the determination and payment of any Gross-Up Payments with respect to Section 4999 (including those procedures in Section 15 that relate to the time at which additional payments are made).
17. Indemnification.  DDR will indemnify Wolstein, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if Wolstein is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Wolstein is or was a director, officer, or employee of DDR and/or of any Subsidiary, or is or was serving at the request of DDR and/or of any Subsidiary as a director, trustee, officer, or employee of a corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 17 will not be deemed exclusive of any other rights to which Wolstein may be entitled under the articles of incorporation or the regulations of DDR and/or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Wolstein’s official capacity and as to action in another capacity while holding such office, and will continue as to Wolstein after Wolstein has ceased to be a director, trustee, officer, or employee and will inure to the benefit of his heirs, executors, and administrators. In particular, Wolstein will continue to be entitled to the full benefit of the indemnification agreement dated June 29, 2004 between Wolstein and DDR (the “Indemnification Agreement”) for so long as that Indemnification Agreement remains in effect according to its terms.
18. Certain Expenses. This Section 18 will apply only to expenses that (a) are otherwise described in one or more of its subsections and (b) are incurred at any time from the Effective Date through the fifth anniversary of Wolstein’s death.
18.1 Reimbursement of Certain Expenses. DDR will pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Wolstein, of Wolstein in (a) prosecuting any action to compel DDR to comply with the terms of this Agreement upon receipt from Wolstein of an undertaking to repay DDR for such expenses if it is ultimately determined by a court of competent jurisdiction that Wolstein had no reasonable grounds for bringing such action or (b) defending any action brought by a party other than Wolstein or his personal representative to have this Agreement declared invalid or unenforceable.
18.2 Advancement of Certain Expenses. Expenses (including the reasonable fees of counsel engaged by Wolstein) incurred by Wolstein in defending any action, suit, or proceeding commenced or threatened against Wolstein for any action or failure to act as an employee, officer, or director of DDR and/or of any Subsidiary will be paid by DDR, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Wolstein in which he agrees to reasonably cooperate with DDR and/or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Wolstein for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to DDR or a Subsidiary or with reckless disregard for the best interests of DDR or a Subsidiary, or (b) if the action, suit, or proceeding is commenced or threatened against Wolstein for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that he is not entitled to be indemnified. The obligation of DDR to advance expenses provided for in this Section 18.2 will not be deemed exclusive of any other rights to which Wolstein may be entitled under the articles of incorporation or the regulations of DDR or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise.
19. Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of DDR and Wolstein under this Agreement will survive any termination of Wolstein’s employment under this Agreement.
20. Notices.  Notices and all other communications provided for in this Agreement must be in writing and will be deemed to have been duly given when delivered in person (to the President of DDR in the case of notices to DDR and to Wolstein in the case of notices to Wolstein) or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, if to DDR, to its principal place of business, attention: President, and, if to Wolstein, to his home address last shown on the records of DDR, or to such other address or addresses as either party may furnish to the other in accordance with this Section 20.
21. Entire Agreement, Certain Prior Arrangements. The parties have entered into a Change in Control Agreement as of the Effective Date of this Agreement. Except as otherwise set forth below in this Section 21, this Agreement and that Change in Control Agreement supersede all prior employment and change in control agreements between the parties and all understandings between them with respect to the subject matter of this Agreement and of that Change in Control Agreement.
21.1 Residual Split-Dollar Obligations. Since 2003, Wolstein has personally maintained two life insurance policies (the “Policies”) that were initially issued in connection with a split-dollar agreement between Wolstein and DDR (the “Split-Dollar Agreement”). DDR paid a total of $1,691,119 in premiums (the “DDR-Paid Premiums”) on the Policies before July 30, 2002 and, under the terms of the Split-Dollar Agreement, is entitled to be reimbursed for the DDR-Paid Premiums in full (without interest), either from the proceeds of the Policies upon Wolstein’s death or upon the surrender of the Policies during Wolstein’s life. If Wolstein takes any action, or fails to take any action, and the taking of or the failure to take that action adversely affects DDR’s right to reimbursement of the DDR-Paid Premiums, DDR will be entitled to set off its right to reimbursement of the DDR-Paid Premiums against any payments otherwise required to be made by DDR to Wolstein and/or his assigns under this Agreement. Wolstein hereby authorizes DDR to make inquiries of the issuers of the Policies from time to time to determine Wolstein’s compliance with the obligation set forth in the immediately preceding sentence. Wolstein will authorize the issuers of the Policies to provide information to DDR that is responsive to those inquiries.
21.2 Indemnification Agreement. As provided in Section 17, Wolstein will continue to be entitled to the full benefit of the Indemnification Agreement for so long as it remains in effect according to its terms.

22. Mandatory Arbitration Before a Change in Control and To Determine Cause. Section 22.1 will apply if and only if (a) either party notifies the other, in writing, that it is demanding resolution of a then-current controversy or claim by arbitration and the notice is provided by the notifying party to the other party before any Change in Control has occurred, or (b) Wolstein exercises his right to have DDR’s purported justification for terminating his employment for Cause submitted to arbitration as contemplated by Section 7.3. Nothing in this Section 22 will limit the right of DDR to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Wolstein of any of his covenants contained in Section 14 above.
22.1 Scope of Arbitration. If this Section 22.1 applies, any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement (if this Section 22.1 applies by reason of clause (a) above) or the question of whether or not DDR has Cause to terminate Wolstein’s employment (if this Section 22.1 applies by reason of clause (b) above), will be settled by binding arbitration to be held before three arbitrators and conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association in the City of Cleveland, Ohio. The decision of the arbitrators will be final and binding on both parties and judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction. Costs and expenses of any such arbitration will be borne by the parties as may be directed by the arbitrators taking into account the extent to which the positions taken by each of the parties are reasonable. The arbitrators will have the power to issue mandatory orders and restraining orders in connection with any such arbitration.
22.2 Other Disputes. If Section 22.1 does not apply to any claim or controversy between the parties, the parties may nevertheless, but need not, mutually agree to submit any controversy or claim to arbitration as though Section 22.1 did apply. Failing any such mutual agreement, either party may bring proceedings against the other with respect to any claim or controversy in any court of competent jurisdiction that satisfies the venue requirements set forth in Section 23.8. Nothing in this Section 22.2 imposes upon either party any obligation to discuss possible arbitration of any claim or controversy to which Section 22.1 does not apply before bringing any court proceedings with respect to that claim or controversy.
23. Miscellaneous.
23.1 No Conflict. Wolstein represents and warrants that he is not a party to any agreement, contract, or understanding, whether employment or otherwise, that would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.
23.2 Assistance. During the term of this Agreement and thereafter, Wolstein will provide reasonable assistance to DDR in litigation and regulatory matters that relate to events that occurred during Wolstein’s period of employment with DDR and its predecessors, and will provide reasonable assistance to DDR with matters relating to its corporate history from the period of Wolstein’s employment with it or its predecessors. Wolstein will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Termination Date.
23.3 Severability. The provisions of this Agreement are severable and if any one or more provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless will be binding and enforceable.

23.4 Benefit of Agreement. The rights and obligations of DDR under this Agreement will inure to the benefit of, and will be binding on, DDR and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Wolstein under this Agreement will inure to the benefit of, and will be binding upon, Wolstein and his heirs, personal representatives, and assigns.
23.5 No Waiver. The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party from later enforcing each and every other provision of this Agreement. The rights granted the parties in this Agreement are cumulative and the waiver of any single remedy will not constitute a waiver of that party’s right to assert all other legal remedies available to it under the circumstances.
23.6 Modification. This Agreement may not be modified or terminated orally. No modification or termination will be valid unless in writing and signed by the party against which the modification or termination is sought to be enforced.
23.7 Merger or Transfer of Assets of DDR.  DDR will not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation assumes this Agreement in a signed writing and delivers a copy thereof to Wolstein, which signed writing may consist of the merger or sale agreement, or similar document. Upon any such assumption, the successor corporation will become obligated to perform the obligations of DDR under this Agreement, and the terms “DDR” and the “Company,” as used in this Agreement, will be deemed to refer to that successor corporation.
23.8 Governing Law and Venue. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary. Subject to the mandatory arbitration provisions of Section 22, the parties consent to venue and personal jurisdiction over them in the courts of the State of Ohio and federal courts sitting in Cleveland, Ohio, for purposes of construing and enforcing this Agreement.
24. Definitions.
24.1 Accounting Firm.  The term “Accounting Firm” means the independent auditors of DDR for the fiscal year immediately preceding the earlier of (i) the year in which the Termination Date occurred, or (ii) the year, if any, in which occurred the first Change in Control occurring after the Effective Date, and that firm’s successor or successors; unless that firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, in which case DDR must select another accounting firm that (x) is of recognized national standing and (y) is not then the independent auditors for DDR or any Subsidiary.
24.2 Cause. The term “Cause” has the meaning set forth in Section 7.3. For the avoidance of doubt, the term “Termination For Cause,” as used in the Change in Control Agreement, is defined in the Change in Control Agreement and is distinct from the term “Cause” as used in this Agreement.
24.3 Change in Control. The term “Change in Control” has the meaning given to that term in the Change in Control Agreement.

24.4 Change in Control Agreement. The term “Change in Control Agreement” means the agreement denominated as such between Wolstein and DDR entered into contemporaneously with this Agreement, as that agreement may be amended from time to time.
24.5 Change in Ownership or Control. The term “Change in Ownership or Control” has the meaning given to that term (without initial caps) in the Treasury Regulations published under Section 280G.
24.6 Good Reason. The term “Good Reason” has the meaning set forth in Section 7.4.
24.7 Internal Revenue Code. The term “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
24.8 Section. References in this Agreement to one or more “Sections” are to sections of this Agreement, except for references to any of Sections 409A, 280G, and 4999, which are references to those respective sections of the Internal Revenue Code.
24.9 Section 280G. The term “Section 280G” means Section 280G of the Internal Revenue Code. References in this Agreement to Section 280G are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 280G by the U.S. Department of Treasury or the Internal Revenue Service.
24.10 Section 409A. The term “Section 409A” means Section 409A of the Internal Revenue Code. References in this Agreement to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
24.11 Section 4999. The term “Section 4999” means Section 4999 of the Internal Revenue Code. References in this Agreement to Section 4999 are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 4999 by the U.S. Department of Treasury or the Internal Revenue Service.
24.12 Subsidiary. The term “Subsidiary” means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled by DDR.
24.13 Termination Date. The term “Termination Date” means the date on which Wolstein’s employment with DDR and its Subsidiaries terminates.
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IN WITNESS WHEREOF, DDR and Wolstein have executed this Agreement, DDR by its duly authorized President, as of the date first written above.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Daniel B. Hurwitz
Daniel B. Hurwitz, President

/s/ Scott A. Wolstein
SCOTT A. WOLSTEIN

EXHIBIT A
INCENTIVE OPPORTUNITY
Annual Bonus
As % of Salary

Threshold	Maximum

350%	800%

22